Welcome to Kore

4/7/2026

Dear A.J. Ripin

We are delighted you have selected us as your partner for your company’s upcoming

RegA+ issuance offering. The journey you are embarking on will require a team effort.

At Kore, our goal is and always will be to bring you the most cost-effective way to raise capital and manage the ongoing corporate needs of your business. We bring you the complete solution with our All-in-One platform and extensive ecosystem of like minded partners.

Our unique All-in-One Platform, that is provided to your company private labelled to Issuers website, includes (see agreement and appendices for more details):

●	KoreID
●	Private Label Invest button on your URL
●	Issuance Platform (RegCF, RegA+, RegD, RegS)
●	Cap Table
●	Shareholder Communications
●	Portfolio
●	Minute Book
●	DealRoom
●	KorePixel
●	Compliance Desk that is provided to your FINRA Broker-Dealer for your (RegCF, RegA+, RegD, RegS) offering.
●	KoreID Veriﬁed Seal
●	SMTP
●	Mobile App

The All-in-One Platform is supported by our SEC-Registered Transfer Agent “KoreTransfer USA”. The role of your SEC-Registered Transfer Agent is:

●	Maintain your cap table
●	Maintain all your securities (shares, options, warrants, loans, SAFE, etc)
●	Manage all your trades
●	Manage all transfers
●	Support all your corporate actions (mergers, name changes, stock splits, etc)

We do more than just manage securities. Our All-in-One platform and transfer agent team can manage all securities types, including: shares, digital securities, options, warrants, debt instruments, promissory notes, SAFEs, SAFT, security tokens, NFT, etc. The features of the platform assist you in managing your compliance, governance, capital raising, board of director activities, and ongoing corporate securities-related activities. Another goal of ours is to deliver a host of solutions that will bring all your shareholders/brand ambassadors, stakeholders, and partners together to operate more efﬁciently.

To ensure the effective setup and smooth operation of your account in the All-in-One Platform, we request your assistance in completing and returning the attached documents.

Since our business is regulated by the Securities Exchange Commission (SEC), we have taken the liberty of providing some basic guidelines that will facilitate a smooth and efﬁcient working relationship:

1.	All requests for securities services, such as treasury issuances or securities holders’ lists, must be sent to your assigned transfer agent representative.
2.	We can only communicate with directors on company business unless we receive written authority to communicate with other Parties.
3.	If there is a change to the company that we need to know (e.g., new director, new ofﬁcer, stock splits, business name, or address). Your securities holders are required to know of these changes as well. Ask us about the rules surrounding shareholder disclosure and how you can use Kore's All-in-One Platform to keep things organized and updated.
4.	Finally, if you are ever unclear or need assistance, we are always happy to talk!

Thank you for allowing us to be part of this amazing journey.

Sincerely Yours,

Oscar A Jofre             Jason Futko

Co-Founder, CEO    Co-Founder, CFO

Master Services Agreement

This Master Services Agreement (“Agreement”), is effective beginning on 4/7/2026 (the “Effective Date”), by and between Kore US Inc. (and its afﬁliated companies) a Nevada, USA company, with ofﬁces located at Suite 8500, 1 World Trade Center, New York, NY 10007, KoreTransfer USA LLC, a Nevada Limited Liability Company with ofﬁces located at Suite 8500, 1 World Trade Center, New York, NY 10007 (collectively referred to in this Agreement as “Kore” or “KoreTransfer”) and Tokenova Worldwide, Inc., 6555 Sanger Road, Suite 100, Orlando, FL, 33467, USA (the “Issuer”) (each a “Party” and together, the “Parties”). This Agreement will remain in effect until terminated by either Party under Section 11 of this Agreement .

Engagement; Issuer hereby engages Kore and KoreTransfer to provide Services (the “Services”), as further described in this Agreement. Kore and KoreTransfer will provide the Services in a professional manner, using personnel whom Kore have determined to have appropriate skill and experience for the Services. Issuer will provide Kore and KoreTransfer with reasonable cooperation and perform Issuer responsibilities as expressly stated in this Agreement and as otherwise reasonably necessary to permit Kore and KoreTransfer to provide the Services in a timely and efﬁcient manner.

1.	Grant of License.

1.1.              In General. Subject to the covenants, representations, warranties, and obligations set forth in this Agreement, Kore hereby grants to the Issuer a limited, non-exclusive, non-transferable license (the “License”) to use the Issuance Platform and All-in-One Platform on an ongoing basis until a Termination is triggered (as deﬁned in Section 11 of this Agreement), solely for the operation of the Issuance Platform.

1.2.              Private Label Branding. The Issuance Platform and All-in-One platform shall be branded under the name of the Issuer (or its afﬁliate) and, subject to limitations designated at the sole discretion of the Issuer, shall be accessible to the public under a URL designated by the Issuer.

1.3.              Restrictions. Subject to the express terms and conditions of this Agreement, Issuer shall not (i) decompile or reverse engineer the Issuance Platform or otherwise attempt to obtain the source code for the Issuance Platform and All-in-One Platform; (ii) sublicense or allow any other person to use the Issuance Platform, (iii) use the name or proprietary logo(s) of Kore without Kore’s prior written consent; or (iv) use the Issuance Platform and All-in-One Platform for any purpose other than the operation of the Issuance Platform.

2.	Services.

Kore and KoreTransfer shall provide the following services in connection with the creation, operation, and maintenance of the Issuance Platform and All-in-One Platform (collectively, the “Services”):

2.1.              Customization. Kore shall make commercially reasonable efforts to customize the Issuance Platform and All-in-One Platform Private Label with the name, logos, and branding of the Issuer, with the appearance, features and details desired and agreed by the Issuer for the launch of the Issuance Platform and All-in-One Platform. However, such customization shall not include the addition or change to the functionality, or the incorporation of new software, or changes to the branding or appearance unless mutually agreed in writing by Kore and Issuer.

2.2.              Kore has fully integrated the Kore All-in-One Platform into the Issuance Platform, to provide the Compliance Platform, Digital Securities Protocol, Cap Table Platform, Portfolio Platform, Shareholder Communications Platform, DealRoom Platform, SEC-Registered Transfer Agent services (KoreTransfer), and access to a third Party secondary market platform; many of which will be required during the broker-dealers process of KYC, KYP, and post-transaction for data to be shared and sent (see “Appendix 3”

2.3.              KoreID Veriﬁed is a certiﬁcation mark for Issuers who are raising capital to place on their website to display alongside their other certiﬁcations to give investors conﬁdence that the Issuer’s site is trustworthy.

2.4.              Kore shall make commercially reasonable efforts to provide the KoreID Mobile App (a mobile application) to all registered users within the Issuance and All-in-One Platform. The KoreID Mobile App is provided with limited functionality. It will allow users to manage their investment, pending investment, personal proﬁle and to re-invest in issuers that are currently using Kore Issuance Platform with a live offering. KoreID Mobile App is available for iOS and Android only at this time.

2.5.              Integration with Other Services. Kore shall make commercially reasonable efforts to integrate the Issuance Platform and All-in-One Platform, when available, with third-Party services such as: identiﬁcation veriﬁcation, anti-money laundering checks, investor veriﬁcation for accredited investor checks, IRA, TFSA, and RRSP, K1, 409a, Due Diligence, Bad Actor providers, and payment solutions for Crypto Currencies, ACH, EFT, Mastercard, VISA, AMEX, and debit card. Each of these integrations requires data to be shared or sent to the Parties who provide these services. Each integration will require the ﬁnal approval of the Issuer and/or the broker-dealer of record (the “Broker-Dealer” of “FINRA Broker-Dealer”)(see Schedule “A” for more details). These integrations change from time to time and some may not be available or applicable to the Issuer.

2.6.              Technical Support. Kore will use commercially reasonable efforts to provide ongoing and prompt technical support, training and maintenance services to ensure that the Issuance Platform and All-in-One Platform performs as intended by the Parties.

2.7.              Covenant to Update. At all times during the Term, Kore shall make commercially reasonable efforts to promptly and in good faith notify the Issuer of additions or updates made to the software or other aspects of the Issuance Platform and All-in-One Platform that may improve the effectiveness, functionality or efficiency of the Platforms.

2.8.              Transfer Agent. The All-in-One Platform is fully integrated with an SEC-Registered Transfer Agent, KoreTransfer. KoreTransfer will make commercially reasonable efforts to satisfy the regulatory requirements during and once the Issuers offering(s) has been completed, the Issuer has access 24 hours a day 7 days a week to their information on the Kore All-in-One Platform. For more information on the transfer agent services please see the Transfer Agent Agreement in “Schedule B”.

2.9.              Escrow: Kore will make commercially reasonable efforts to provide fully integrated solutions for Escrow if the entity holding the escrow account makes such integration available. This third-party service is connected to Kore, however Kore does not have any access to the Escrow accounts. Escrow accounts are managed by the Issuer and Broker-Dealer. Escrow services are provided by third-party providers (“Escrow Agent(s)” or “Escrow Provider”) that Kore has integrated into the Compliance Desk via an API (when available) and are utilized by the Broker-Dealers. Escrow is managed and administered by the Broker-Dealer. Any requests for refunds or requests for debit must be approved by the Broker-Dealer before they can be transacted on the Compliance Platform.

1)	The Issuer authorizes Kore to use the API integration of the Escrow services by the Escrow Provider to allow Broker-Dealer to access Escrow account information.
2)	The Issuer authorizes Kore and Broker-Dealer to access Escrow account information from the Escrow Provider in mutually acceptable electronic or otherwise reasonable means.
3)	Kore and KoreTransfer are only responsible for the implementation of the API integration with the Escrow Provider and for providing the information to the Broker-Dealer via the Compliance Platform.
4)	All Fees related to Escrow Agent and Broker-Dealer are the responsibility of the Issuer. The Issuer will be required to sign agreements with both Parties regarding such fees.
5)	The Broker-Dealer may, as needed, authorize the Escrow Agent to disclose account information to afﬁliates and vendors of the Broker-Dealer who are under a similar obligation of conﬁdentiality. The Broker-Dealer is responsible for ensuring that such disclosures will be limited to only such information as is needed for such third Parties to perform services in furtherance of Broker-dealer’s services to the Issuer.
6)	Issuer, Kore and Broker-Dealer will at all times while in possession of Escrow account Information be, legally bound by conﬁdentiality obligations as to said Escrow account Information at least as protective of all such information as the provisions contained in this Agreement and the Conﬁdentiality Agreement (deﬁned hereafter); and shall remain liable for any unauthorized access, use or disclosure of the Escrow account information, Conﬁdential Information and any and all other information relating to a Issuer or Escrow account by the Issuer, Kore, Broker-Dealer or its respective employees, ofﬁcers or agents as if such Issuer, Kore and Broker-Dealer, and/or its respective employees, ofﬁcers or agents were a Party to this Agreement

3. Fees.

3.1.              In General. The non-refundable fees and other charges payable by Issuer to Kore and KoreTransfer in exchange for the Services in accordance with Section 2 above, and in the attached KoreTransfer Transfer Agent Agreement in “Schedule B”, are set forth on “Schedule A” attached to and made a part of this Agreement.

3.2.              Taxes. The fees set forth on “Schedule A” are exclusive of all federal, provincial, municipal, or other government excise, sales, use, value-added, gross receipts, personal property, occupational, or other taxes now in force or enacted in the future that are required to be paid by the Issuer, and Issuer shall pay any such tax (excluding taxes on Kore and KoreTransfer net income) that Issuer is required under applicable law to pay now or at any time in the future with respect to such fees.

3.3.              Payment. Payment of the amounts due to Kore shall be made in accordance with the payment schedule set forth on “Schedule A” by credit card. Any credit card on ﬁle with us will be charged for fees according to this schedule. Any amount not paid within thirty (30) calendar days following receipt by the Issuer of the Kore written invoice shall bear interest at the rate of 1 ½% per month and result in interruption of support of the Issuance Platform and Transfer Agent services provided by the Kore.

3.4.              Overdue Payments. If Issuer is past due 60 days, Kore will send Issuer a notice that Kore will be sending instructions, 30 days after notice to Issuer, to the Issuers Broker-Dealer to send funds from Issuers escrow account to cover any outstanding Kore invoices. Issuer hereby authorizes the Broker-Dealer and Escrow provider to send funds directly to Kore on the next closing of investor funds (in an active fund raise), to settle the outstanding amount owed by the Issuer to Kore at the time of the closing.

4.	Functionality of Issuance Platform.

4.1.              Initial Functionality. Kore has demonstrated the Issuance Platform to the Issuer and delivered to the Issuer a list of all the features of (the “Demonstration Version”). At the time of delivery to the Issuer, the Issuance Platform will have substantially the same appearance, features, details, and functionality as the Demonstration Version.

5.	Technical Speciﬁcations.

5.1.              Speciﬁcations. Kore has provided the Issuer with the feature speciﬁcations of the Issuance Platform (to the extent relevant to the operation of the Issuance Platform).

5.2.              Modiﬁcation. Should Kore wish to make any material modiﬁcation of such feature speciﬁcations it shall use reasonable efforts to notify the Issuer no less than seven

(7) calendar days in advance; provided, however, that Kore shall not implement any modiﬁcation to such feature speciﬁcations that have a material effect on any aspect of the Issuance Platform without the prior written consent of the Issuer.

6.	Delivery of Issuance Platform.

6.1.              Timetable. Kore shall use commercially reasonable efforts to develop and deliver the customized Issuance Platform to Issuer no later than thirty (30) calendar days from the date of signing this Agreement. However, Issuer understands that the ability of Kore to meet this deadline depends on a number of factors beyond the control of Kore, speciﬁcally, the timely cooperation of Issuer and its employees, the Issuer providing all necessary documents for digital payments approval, SSL (secure socket layer) approval, content for the Issuance Platform, and the Issuer has received approval from third Party service providers as necessary to transact on the Issuance Platform. Kore shall notify the Issuer when and if it believes the deadline should be extended. Notwithstanding the foregoing, Kore shall deliver a reasonable working version of the Issuance Platform no later than sixty (60) days’ after delivery of all design collateral by Issuer to the reasonable satisfaction of Kore.

6.2.              Kore shall notify Issuer when Kore believes the customized Issuance Platform is ready for use by Issuer. Upon receipt of such notice, Issuer shall have ﬁfteen (15) days in which to test the Issuance Platform. If the Issuer believes there are defects in the Issuance Platform it shall so notify Kore in writing and the Parties shall cooperate in ﬁxing any such defects. Issuer shall be deemed to have accepted the customized Issuance Platform if it does not notify Kore of defects within such ﬁfteen (15) day period.

7.	Delivery of Private Label All-in-One Platform.

7.1.              Timetable. Kore shall use commercially reasonable efforts to develop and deliver the Private Label All-in-One Platform to Issuer no later than thirty (30) calendar days from the date of signing this Agreement. However, Issuer understands that the ability of Kore to meet this deadline depends on a number of factors beyond the control of Kore, speciﬁcally, the timely cooperation of Issuer and its employees, the Issuer providing all necessary documents for branding, Issuer logo, and content for the All-in-One Platform. Kore shall notify the Issuer when and if it believes the deadline should be extended. Notwithstanding the foregoing, Kore shall deliver a reasonable working version of the Issuance Platform no later than sixty (60) days’ after delivery of all design collateral by Issuer to the reasonable satisfaction of Kore.

7.2.              Kore shall notify Issuer when Kore believes the Private Label All-in-One Platform is ready for use by Issuer. Upon receipt of such notice, the Issuer shall have ﬁfteen (15) days in which to test the Private Label All-in-One Platform. If the Issuer believes there are defects in the Private Label All-in-One Platform it shall so notify Kore in writing and the Parties shall cooperate in ﬁxing any such defects. Issuer shall be deemed to have accepted the customized Issuance Platform if it does not notify Kore of defects within such ﬁfteen (15) day period.

8.	Issuer’s Obligations.

Issuer shall:

8.1.              Provide Kore with accurate and complete regulatory and payment information for the Issuance Platform;

8.2.              Cooperate with Kore in the development and installation of the private label Issuance Platform;

8.3.              Use the Issuance Platform only in an operating environment (e.g., hardware and software) approved by Kore;

8.4.	Notify Kore any defects in the Issuance Platform or Kore All-in-One Platform;

8.5.              Give Kore electronic access to the Issuance Platform to troubleshoot and correct any material defects;

8.6.              Use commercially reasonable efforts to operate the Issuance Platform in accordance with all applicable laws and regulations, including but not limited to securities and consumer protection laws. Kore shall cooperate with Issuer in connection with all of the foregoing obligations;

8.7.              Issuer shall allow Kore to post Issuer logo on Kore website and marketing materials;

8.8.              Issuer shall work with Kore to do news releases and social media announcements of the relationship;

8.9.              Issuer shall work with Kore and participate in webinars, events, blogs and articles to bring thought leadership to the market; and

8.10.           Issuer shall make mention of and display the Kore’s logo, KoreTransfer USA, and KoreID Veriﬁed Seal description and URL on the Issuer’s website as a partner.

8.11.	Comply with Issuer Obligations in Section 5 of the Transfer Agent Agreement in “Schedule B” of this Agreement.
8.12.	Pay all fees on time according to “Schedule A” of this Agreement.
9.	Representations and Warranties.

9.1.              Representations and Warranties of the Issuer. The Issuer represents and warrants to Kore that:

1)	it is duly incorporated under the laws of its jurisdiction of incorporation and has all necessary corporate power and capacity to enter into and perform its obligations under this Agreement;
2)	it has taken all necessary corporate actions to authorize the execution and delivery by it of its obligations under this Agreement;
3)	it has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar laws generally affecting the enforcement of creditors’ rights, and to the fact that equitable remedies, such as speciﬁc performance and injunction, are discretionary remedies;
4)	no authorization, consent, permit, exemption, approval or other action by, or ﬁling with, or notice to, any governmental authority is required in connection with the execution and delivery by it of this Agreement or the performance of its obligations under this Agreement; and
5)	the execution and delivery by it of this Agreement, and the performance of its obligations under this Agreement, do and will not breach or result in a default under (a) any of its constituting documents; or (b) any contract or covenant by which it is bound.

9.2.                    Representations and Warranties of Kore and KoreTransfer. Kore and KoreTransfer represents and warrants to the Issuer that:

1)	it is duly incorporated under the laws of its jurisdiction of incorporated and has all necessary corporate power and capacity to enter into and perform its obligations under this Agreement;
2)	it has taken all necessary corporate actions to authorize the execution and delivery by it of its obligations under this Agreement;
3)	it has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar laws generally affecting the enforcement of creditors'; rights, and to the fact that equitable remedies, such as specific performance and injunction, are discretionary remedies;
4)	no authorization, consent, permit, exemption, approval or other action by, or ﬁling with, or notice to, any governmental authority is required in connection with the execution and delivery by it of this Agreement or the performance of its obligations under this Agreement;
5)	the execution and delivery by it of this Agreement, and the performance of its obligations under this Agreement, do and will not breach or result in a default under (a) any of its constituting documents; or (b) any contract or covenant by which it is bound;
6)	it has not granted, assigned, licensed, in any manner encumbered, committed or omitted to perform any act by which the rights granted herein and to be granted herein to Issuer could or will be encumbered, diminished, or impaired; and
7)	the Property does not infringe upon or violate any copyright, trademark, or any common law or any other intellectual property rights of a third Party.
10.	Responsibility for Fees and Costs.

Kore and KoreTransfer and the Issuer shall each be responsible for their own costs, including legal, accounting and other professional fees, incurred in connection with this Agreement.

11.	Termination

11.1.           Issuer has the right to terminate this Agreement by providing Kore and KoreTransfer with 180 days (at the end of which is the “Termination Date”) written notice of their intent to terminate. The Issuer will be responsible for payment of all fees under this contract up to the termination date and any costs associated with shutting down the Issuance Platform.

11.2.           The Issuer is required to ﬁll out an offboarding form providing information to meet SEC Rule 17Ad-16 requirements.

11.3.                             Transfer Agent Coordination: KoreTransfer Agent team will collaborate directly with your new transfer agent to ensure the secure and efﬁcient transfer of records currently stored on our platform.

11.4.           Completion of Transition: At the conclusion of the notice period, the offboarding process will be ﬁnalized. Billing will be discontinued, and all KoreTransfer USA LLC & Kore services will be terminated.

11.5.           Kore and KoreTransfer have the right to terminate this Agreement if the monthly subscription fees are 90 days in arrears. Issuer will be responsible for all costs to shut down the Issuance Platform and all unpaid fees.

12.	Ownership of Intellectual Property.

Each Party will retain ownership of all Intellectual Property owned by it prior to and created during this Agreement.

13.	General

13.1.           Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the state of Nevada and the federal laws of the United States of America applicable therein.

13.2.           Conﬁdentiality. The Parties acknowledge that this Agreement and the transactions contemplated hereby shall be kept conﬁdential except with the consent of the other Party (as given in section 8) or as may otherwise be required by law. The Parties hereto will in good faith attempt to agree, prior to disclosure, on any public announcements or statements related hereto. To the extent the Parties exchange any conﬁdential information, each Party undertakes to protect that information by deploying commercially reasonable efforts. Upon the expiration of the Term or termination of this Agreement, Parties agree to return or destroy (and provide a certiﬁcate of destruction) of any conﬁdential information belonging to the other Party, except those records required to be maintained by KoreTransfer as part of regulatory requirements. See “Schedule B” for further clarity on Conﬁdentiality Agreement.

13.3.           Further Assurances. Kore and KoreTransfer and Issuer agree to enter into such documents and do all acts and things as are reasonably required to give effect to the terms of this Agreement.

13.4.           Entire Agreement/Amendments. This Agreement and the attached Schedules and Appendices constitute the entire agreement among the Parties and sets out all the covenants, promises, warranties, representations, conditions, understandings and agreements among the Parties concerning the subject matter of this agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, including all term sheets between the Parties and/or afﬁliates or associates of the Parties. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, expressed, implied or collateral between or among the Parties and/or afﬁliates or associates of the Parties in connection with the subject matter of this Agreement. Except as otherwise provided in this Agreement, this Agreement may be modiﬁed, amended, or any provision waived only by a written instrument signed by an authorized ofﬁcer of each Party.

13.5.           No partnership etc. Each Party will act all times as an independent contractor and will have no right or authority to act on behalf of, create any obligation for, or bind the other Party in any way. Nothing in this Agreement will be deemed to create a partnership or joint venture between the Parties.

13.6.           No assignment. Except as provided herein, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred by either Party without the express written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may, without such consent, assign the Agreement and its rights and obligations under the Agreement in connection with the transfer or sale of all or substantially all of its assets in the event of a merger, consolidation, change in control or similar transaction. Any purported assignment in violation of this section shall be void.

13.7.           All notices to be provided pursuant to this Agreement shall be in writing, shall be effective upon receipt, and shall be sent by hand, email or courier, as follows:

If to the Kore:

Attention: Jason Futko, CFO

Kore US Inc.

Suite 8500, 1 World Trade Center New York, NY

10007

E-mail: jason@Kore.inc If to the Issuer:

Attention: A.J. Ripin

Tokenova Worldwide, Inc. 6555 Sanger Road, Suite 100 Orlando, FL

33467

USA

Email: ajr@tokenovaworldwide.com

or to such other address as a Party may specify by notice from time to time in writing to the other Parties in the manner speciﬁed in this Section.

13.8.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.9.           Severability. In the event any one or more of the provisions of this Agreement are unenforceable, it will be stricken from this Agreement, but the remainder of the Agreement will be unimpaired. The headings in this Agreement are for purposes of reference only.

13.10.       Currency. All currencies noted in this Agreement shall be that of the lawful currency of the United States (US dollar).

13.11.       The parties agree that this Agreement may be executed and delivered by electronic means (including by PDF or e-signature platforms), and such electronic execution shall be deemed binding and enforceable.

13.12.       The attached Schedules and Appendices form part of this agreement and include:

“Schedule A”: Pricing and Fees

“Schedule B”: KoreTransfer Agreement

“Schedule C”: Conﬁdentiality Agreement

“Appendix 1”: Checklist to Upload

“Appendix 2”: Sample Board Resolution

“Appendix 3”: Kore All-in-One Platform Features

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date ﬁrst written above.

KORE US, Inc.

Jason Futko, CA, CPA

Co-Founder & CFO

KORETRANSFER USA LLC.

Jason Futko, CA, CPA

President

Tokenova Worldwide, Inc.

Name: A.J. Ripin

Title: Director & President

“Schedule A” Pricing and Fees

RegA+ End-to-End Pricing Schedule

Non-Refundable Service Fees: The service fees include all of the following:

●	An upfront payment of $3,500.00, plus applicable sales taxes, is due upon signing of this Agreement.
●	A monthly subscription fee of $2,500.00, plus applicable sales taxes, will be invoiced monthly.
○	The monthly subscription will commence on the 1st day of the calendar month following the date of signing.
○	Each monthly invoice is due upon receipt.

All payments must be made in full to avoid disruption of services. Late payments may be subject to additional fees as outlined in this Agreement.

●	KoreTransfer USA, Transfer Agent services*
○	unlimited shareholders
○	unlimited transfers
○	unlimited reports
○	unlimited trades (provided Issuer has TradeCheck report)
○	unlimited on-line evoting
○	unlimited support and training
○	unlimited news releases and reports to shareholders
○	distributions: dividends, revenue share distributions, interest payments (extra costs apply, see below)
●	Issuance Platform for your offering, private labelled to the Issuer’s offering website
●	All-in-One Platform, private labelled to Issuer website, which allows Issuer to manage shareholders, communicate with shareholders, and a portfolio section for the shareholders to view their investment, pending investments, and re-invest in Issuer
●	KorePixel Highlights
●	25,000 records monthly until offering is closed
●	You get to select the topic
●	Data includes: First, last, email, address, zip code, mobile number, MAID
●	Local radius (either via zip codes or miles from location).
●	Delivery: monthly
●	Delivered in CSV
○	Conditions
●	Must be using Kore Infrastructure Issuance to receive the data
●	Provide our Client Success Team with your areas of interest for the data we will provide you
●	The account must be up to date at all times to receive the monthly data
●	You must add KorePixel to the “Offering Page”
●	You must set up your current monthly billing inside our platform

*The KorePixel program begins 01 January 2025

Optional Services: For any technical or business development consultation work above and beyond the work stated in the scope of this Agreement, such work will be performed for a fee or at an hourly rate mutually agreed by the Parties before any such work is performed.

*Please note: KoreTransfer uses the Kore All-in-One platform to automate many processes and to be able to offer transfer agent services at a low cost to Issuer. KoreTransfer has provided the Issuer with a captable template in CSV format (the “prescribed format”) to enable easy upload of Issuer Data (the CSV ﬁle and all agreements associated with the transaction) into Kore All-in-One platform. If the Issuer does not provide the Data in the prescribed format, requiring KoreTransfer to manually clean, correct, obtain missing required information or otherwise intervene to prepare the data for upload, a data preparation fee will be assessed based on an estimate of time required at a rate of $250 per hour. The Issuer will be updated in advance of any charges and given the option to put the data into the prescribed format or agree to pay for KoreTransfer to undertake to clean the data and put it in the prescribed format.

Other Fees (NOT included in the monthly fee):

Redemptions $1.00 per shareholder

Kore charges $1 per shareholder for any redemption of shares.

Distributions $1-10 per shareholder, $500 minimum per distribution

We can help with mass distributions such as payments to multiple securities holders for dividends, revenue share, interest payments. This may involve collection of W9/W8 forms and ACH or wire transfer information. The cost of this service can vary somewhat so please contact us for details of how we can help and for pricing details. In addition to our fees there will be charges from the bank for the monthly maintenance of the distribution paying account and the ACH or wire transfer charges. Bank charges also vary depending on the banking partner we feel best matches your needs.

Reorganization $750.00

Kore charges a one time fee for business reorganizations.

Identiﬁcation (ID) Veriﬁcation, AML, Bad Actor Checks**

Kore has partnered with the world’s leading ID/AML veriﬁcation provider to automate into our KYC/Suitability process. This process covers over 192 countries around the globe, the pricing for each veriﬁcation varies per country. This service API is built into the Kore platform and as such are charged to Kore and will be charged back to the Issuer based on Issuers usage of such services. These services are used by the Issuer during their fund raise process using the Issuance Platform. The Issuers Broker/Dealer uses these to perform KYC on potential investors.

Fee per investor veriﬁed $1.50 to $10.00

Investor Accreditation (USA only)**

Investor Accreditation for Accredited Investor $37.00

This service API is built into the Kore platform and as such are charged to Kore and will be charged back to the Issuer based on Issuers usage of such services. These services are used by the Issuer during their fund raise process using the Issuance Platform. The Issuers Broker-Dealers use these to perform KYC on potential investors. If the Issuer fails to pay the fees for ID Veriﬁcation, AML, Bad Actor Checks or Investor Accreditation outlined above within 30 days of receipt of the invoice, then these services will be terminated 45 days after invoice date.

Digital Payments**

Kore offers the following payment options for you to include in your Issuance Platform, you will have agreements with each of them for the services:

Credit Cards (VISA, Mastercard) fees are provided by Payment Processor ACH fees are provided by Payment Processor

Crypto to Fiat fees are provided by Payment Processor

eDebit fees are provided by Payment Processor

IRA fees are provided by IRA Processor

Escrow fees are provided by Escrow Provider

SSL Annual fee: Issuer shall be responsible for acquiring a Secure Site Pro EV on an annual basis to secure the Issuance Platform on Issuer URL.

Transactional API usage: usage and integration of any transactional API services requested by the Issuer will be paid by Issuer when applicable. The Issuer by signing this Agreement is also accepting all the third-Party API fees as outlined under Other Fees on “Schedule A” of this Agreement. Please note that providers of these services change on occasion so this list is not exhaustive. We do our best to ﬁnd inexpensive, but effective, solutions for these features, however, we are not responsible for the services they provide.

**All these are fees provided by Third Party providers, these are pass-through fees to the Issuer and Broker-Dealer and as such will be paid directly by the Issuer from monies received during a fund raise. These are mentioned only for informational purposes as these services are built into the Kore Issuance Platform for convenience and to reduce costs.

Kore and KoreTransfer will not be held responsible for any third Party integrations related to escrow and payment providers. All services provided by third Parties escrow and payment providers to the Issuer are not a Party to this Agreement. Kore does not have access to or inﬂuence over the results of these services. Any issues as a result of third Party services escrow and payment providers are the responsibility of the third Party provider and the Issuer.

Payment of Fees, Late Payment Penalties and Price Changes:

Payments:

All payments of Kore invoices will be made using credit cards that the Issuer will provide upon receipt of the ﬁrst invoice. All unpaid invoices will be hereby authorized for automatic payment on the Issuer provided credit card. We do not accept checks. If payment is sent by check Kore will apply a charge of $75 for administration to Issuers account. We take no responsibility for the success of your fund raise and our fees are NOT contingent on you raising funds, therefore all invoices are due regardless of the outcome of your fundraise.

Late Fees and Penalties:

If the Issuer is late in paying the invoices provided by Kore due to rejected credit cards, the Issuer will be charged a $50 administration charge per occurrence and 1.5% interest per month outstanding.

Price Changes:

All prices in this agreement are subject to change by Kore and/or KoreTransfer upon 90 days written notice (email acceptable) to the Issuer. Please note, that there will be no changes to the fees for the ﬁrst 12 months, unless agreed by both Parties or if other services are agreed to by both Parties.

“Schedule B” KoreTransfer Agreement (“Transfer Agent Agreement”)

TRANSFER AGENCY AND REGISTRARSHIP AGREEMENT USA MARKET THIS TRANSFER AGENT AGREEMENT made as of 4/7/2026

BETWEEN:

Tokenova Worldwide, Inc.

Registered Ofﬁce: 6555 Sanger Road, Suite 100, Orlando, FL, 33467, USA

(hereinafter referred to as the "Issuer") AND:

KoreTransfer USA LLC

One World Trade Center, 8500-285 Fulton St., New York, NY, 10007, USA (hereinafter referred to as "KoreTransfer" or Transfer Agent and Registrar)

(Together referred to as the “Parties”)

WITNESSES THAT the Parties hereto agree and covenant with each other as follows:

1.	Corporate Authority and Appointment
a)	The Issuer, having taken all necessary corporate action to authorize the execution, delivery, and performance by it of this Transfer Agent Agreement, has appointed KoreTransfer as Transfer Agent and Registrar ('shares' are herein deﬁned as common shares, preferred shares, options, warrants, digital securities/security tokens, trust units and like securities evidenced by a book entry on the issuer's security register) and KoreTransfer accepts such appointment, upon the terms set out in this Transfer Agent Agreement.
b)	KoreTransfer agrees to faithfully carry out and perform its duties hereunder, and upon the termination hereof, to deliver over to the Issuer the books and any documents and papers connected therewith or with the business of the Issuer transacted hereunder, against a receipt executed by the Issuer.

2.	Duty to Keep and Provide Records

KoreTransfer shall keep on its secure online platform the Issuer's share ledger, register and branch registers of transfers, digital securities/security tokens, and electronic certiﬁcates (eCerts as deﬁned below), and subject to such general and particular instructions as may from time to time be given to it by or under the authority of the Board of Directors of the Issuer or any applicable law, KoreTransfer shall, in accordance with this Transfer Agent Agreement:

a)	make such entries from time to time in the books as may be necessary in order that the accounts of each shareholder or token holder of the Issuer may be properly and accurately kept and transfers of shares properly recorded;
b)	upon payment of any applicable transfer taxes, countersign, register and issue share eCerts (as deﬁned below) or digital securities/security tokens to the shareholders or token holders entitled thereto representing the shares/digital securities/security tokens held or transferred to them respectively;
c)	furnish to the Issuer statements, lists, entries, information and material, concerning transfers and other matters, as are maintained or prepared by it as transfer agent, registrar and disbursing agent, of the Issuer;
d)	engage any independent third-Party contractors necessary to provide Services supplemental to and monitored by KoreTransfer, including but not exclusive to regulation veriﬁcation of stakeholder Identiﬁcation, anti-money laundering (“AML”) checks, and stakeholder veriﬁcation; and
e)	treat all information and content arising from and related to the Issuer and its stakeholders as conﬁdential and private, except where disclosure of the content is necessary to KoreTransfer’s provision of the Services described herein, and to disclose then only to those persons authorized to receive the same.

3.	Distributions
a)	KoreTransfer will assist in making distributions for dividends, revenue share or interest payments to assist you in meeting your obligations to securities holders. KoreTransfer shall make such distributions which may be declared from time to time on the securities of the Issuer, and KoreTransfer is hereby authorized and directed to pay such dividends and other distributions after receipt at its principal ofﬁce of:

i.                     a certiﬁed copy of the resolution of the board of directors of the Issuer declaring such dividends or other distributions or similar documentation that is acceptable to KoreTransfer, and

ii.                    funds in an amount sufﬁcient for the payment of such dividends and any cost associated with delivery of funds.

b)	If any funds are received by KoreTransfer in the form other than wire transfer, KoreTransfer shall be entitled to delay the time for release of such funds until such funds shall be determined to have cleared the ﬁnancial institution upon which the same are drawn.

c)	If KoreTransfer shall hold any amount on account of distributions which are unclaimed or which cannot be paid for any reason, KoreTransfer shall be under no obligation to invest or reinvest the same but shall only be obligated to hold same in a current or other non-interest bearing account pending appropriate dispersal of the funds in consideration of any legal requirements, and in accordance with this Transfer Agent Agreement or by mutual arrangement of the Parties. KoreTransfer shall notify Issuer of the details of any unclaimed or unpaid amounts and work with Issuer to resolve any issues.
d)	All costs related to the disbursement of funds for dividends or otherwise will be the responsibility of the Issuer, including but not limited to ACH fees, wire transfer fees, and credit card fees. See “Schedule A” for our cost of providing distribution services.

4.	Authority to Act and Reliance
a)	KoreTransfer will act on instructions from the Issuer and only those individuals who are authorized by a resolution of the board of directors. The Issuer shall also update KoreTransfer with any changes to their directors, ofﬁcers and authorized personnel as they occur, and at a minimum annually pursuant to the requirements detailed under Issuer Obligations in Section 5 of this Transfer Agent Agreement.
b)	Issuer acknowledges that KoreTransfer may be required to follow various identiﬁcation and veriﬁcation procedures in accordance with state and federal legislation as may be enacted from time to time. Issuer therefore agrees to provide, upon the reasonable request of KoreTransfer, copies of any corporate records, including but not limited to appropriate identiﬁcation for each of the said directors and ofﬁcers, as may be required by law.
c)	KoreTransfer may act upon any signature, certiﬁcate or other document believed by it to be genuine and to have been signed by the proper person or persons, or refuse to transfer a share certiﬁcate/eCert/digital securities/security tokens if it is not satisﬁed as to the propriety of the requested transfer. KoreTransfer will notify the Issuer in the event a transfer is refused. KoreTransfer may also act on the receipt of facsimile and similar electronic instructions that it believes to be genuine and to have been signed or initiated by the proper person or persons.
d)	From time-to-time requests or questions which may arise in connection with the performance of KoreTransfer’s duties hereunder, may require that the Issuer refer such relevant documents, requests or questions which underlie the concern, to the Issuers legal counsel for an opinion, at the Issuer’s expense. In extreme situations where the Issuer or Issuer’s legal counsel are unwilling or unable to provide satisfactory resolution KoreTransfer may request an opinion from KoreTransfer’s legal counsel, at the Issuer’;s expense. KoreTransfer shall be entitled to rely absolutely on such opinion and shall be indemnified and held harmless by the Issuer against and from any liability, cost and expense for any action taken by KoreTransfer or not taken by KoreTransfer in accordance with such instructions or advice. All such requests will first be made to the Issuer to see if there are ways to resolve such issues or concerns before requests to any legal counsel are made.
e)	The Issuer represents and warrants that all shares issued and outstanding on the date of this Transfer Agent Agreement are issued as fully paid and non- assessable and agrees that with respect to future allotments and issuances of shares, KoreTransfer shall issue and regard such shares as fully-paid and non- assessable. KoreTransfer shall be entitled to treat as valid any certiﬁcate for shares purporting to have been issued by or on behalf of the Issuer prior to the date of this Agreement.

5.	Issuer’s Obligations

The transfer agent business is an SEC-regulated activity and as such KoreTransfer has processes in place to meet their obligations. In order to maintain compliance, KoreTransfer will only take direction from the CEO or CFO of the Issuer unless instructed by the Issuer to take direction from another individual at the Issuer’s business. It is the Issuers obligation to inform us immediately of any changes in authorized individuals.

In addition to complying with all other sections of this Transfer Agent Agreement and the Master Services Agreement, there are events or changes to the Issuers business that we must be made aware of to properly perform our duties as your transfer agent. The Issuer is required to inform us immediately of any changes to:

a)	The Issuer’s ofﬁcers or directors, we need this update at a minimum on an annual basis;

i.                     Issuer is required to provide KoreTransfer with the Annual Shareholder Resolutions approving the directors;

ii.                    Issuer is required to provide KoreTransfer with the Annual Directors Resolution approving the ofﬁcers;

b)	Issuers securities (shares, options, warrants, debentures, loans, SAFEs, etc.), any new issuance, or changes to an existing issuance;
c)	The Issuer’s address or phone number;
d)	Issuer’s year-end date;
e)	President or CEO contact details, email address, and/or mobile number;
f)	CFO contact details, email address, or mobile number;
g)	Issuer’s Legal Counsel, contact details, email address, or mobile number;
h)	The Authorized personnel including their address, phone number, or email addresses;
i)	Any broker-dealers that the Issuer is using to raise capital or transact any of Issuer's securities;
j)	Any ATS (Alternative Trading Systems) or registered secondary markets the Issuer is using to transact any of their securities; and
k)	Issuer must notify KoreTransfer 90 days prior to any annual shareholders meeting or special shareholders meeting to be held by the Issuer.

6.	Issue, Transfer, and Cancellation of Certiﬁcates
a)	KoreTransfer manages the Issuer’s certiﬁcates in electronic form; such certiﬁcates will be called ecertiﬁcates (“eCerts”) or digital securities/security tokens for the purposes of this document or any correspondence. Issuer conﬁrms, in a board of director’s resolution, that it agrees to manage all their securities in electronic form, see sample board of director’s resolution in “Appendix 2” of this Agreement.
b)	The Issuer agrees that it will promptly furnish to KoreTransfer from time to time:

i.                     copies of all constating documents, amendments thereto and of all relevant by-laws and resolutions relating to the creation, amendment, allotment and issuance of shares of the Issuer; and

ii.                    copies of all relevant documents and proceedings relating to increases and reductions in the Issuer's capitalization, the reorganization of or change in its structure or the bankruptcy, insolvency, winding-up or dissolution of the Issuer.

c)	Upon receipt of a certiﬁed copy of a resolution of the board of directors of the Issuer authorizing the issuance of shares, together with written instructions from an authorized ofﬁcer or director of the Issuer giving particulars of the registered owners of such shares, KoreTransfer shall register such shareholders and deliver eCerts representing such shares in accordance with such instructions and KoreTransfer can rely that such instructions are in compliance with exchange or regulatory requirements as promulgated from time to time.
d)	After the issuance of eCerts, the Issuer shall provide KoreTransfer with a copy of a Board of Directors Resolution directing and authorizing the Issuer to collect, document and destroy all pre-existing paper share certiﬁcates, and conﬁrmation of completion of the same.
e)	The Issuer agrees that, so long as this Transfer Agent Agreement is in force, it shall issue no share certiﬁcates or digital securities/security tokens or any securities without such eCerts or digital securities/security tokens being created and delivered by KoreTransfer in its capacity as transfer agent and registrar.
f)	When an eCert is presented to KoreTransfer for the purpose of transfer, transfer of any of the shares in respect of which such certiﬁcate was issued will be refused by KoreTransfer unless the following is applicable. Transfers will only be performed between registered eCert holders of the Issuer to a qualiﬁed individual or entity upon approval by the Issuer, review of the Issuer’s bylaws, and acceptance of the qualiﬁed individual or entity who is registered in the Kore All-in-One platform. In the absence of bad faith, gross negligence or willful misconduct, KoreTransfer shall not incur any liability in refusing to affect any transfer which in its judgment is improper or unauthorized, or in carrying out any transfer which in its judgment is proper or authorized.
g)	Except as speciﬁcally provided below, it shall not be the duty of KoreTransfer to pass on the validity of transfers of shares owing to death, transfers by parents or guardians, powers of attorney. KoreTransfer is hereby authorized, after notice to the Issuer, to refer all documents relating to such transfers to the legal counsel of the Issuer, at the expense of the Issuer, and KoreTransfer shall be entitled to rely absolutely upon the opinion of such legal counsel.
h)	Upon receipt of notice from the Issuer or from any shareholder/token holder that an eCert or digital securities/security tokens is missing from the Issuer’s register, KoreTransfer agrees to place an appropriate notation on the register of shareholders/token holders. KoreTransfer shall not be required to issue an eCert based on a claim from any potential owner of a security for any eCert that has not been recorded in the Issuer’s register unless:

i.                     neither the Issuer nor KoreTransfer has received notice that the security represented by the eCert has been acquired by a good faith purchaser (as that term is used in the applicable corporate statute);

ii.                    the owner has ﬁled with KoreTransfer an indemnity bond sufﬁcient in KoreTransfer’s opinion to protect the Issuer and KoreTransfer from any loss that either of the Issuer or KoreTransfer may suffer by complying with the request to issue a new certiﬁcate; and

iii.                   the owner has satisﬁed all other requirements as KoreTransfer may from time to time impose, acting reasonably, including without limitation the delivery by the owner to the Issuer and KoreTransfer of a written indemnity together with a statutory declaration that the eCert was not properly recorded in the Issuer’s register of securities.

For this purpose and for the purposes of the applicable corporate statute, the Issuer hereby irrevocably delegates to KoreTransfer the power to determine the sufﬁciency of the indemnity bond so posted and to impose all such other reasonable requirements as KoreTransfer may from time to time require in this regard.

i)	In the case of a registered shareholder who dies where no administration is contemplated, KoreTransfer may register the transfer of shares registered in the name of the deceased shareholder upon receipt of an indemnity agreement, a waiver of probate or similar bond and any other documents satisfactory to KoreTransfer.

7.	Access to Information

The Transfer Agent services are delivered through an online All-in-One platform allowing the Issuer and its designated authorities and stakeholders access 24 hours a day, 7 days a week (except during maintenance on the platform or unexpected downtime of the hosting provider). The All-in-One platform gives the stakeholders the ability to manage their holdings through the Portfolio section, and gives the Issuer complete transparency on the status of the Issuer’s corporate records, trades, transfers, shareholder communications, etc.

8.	Indemnity
a)	In addition to and without limiting any other indemnity speciﬁcally provided herein, the Issuer agrees to defend, indemnify and hold harmless KoreTransfer, its successors and assigns, and its and each of their respective directors, ofﬁcers, employees and agents (the "Indemniﬁed Parties") against and from any demands, claims, assessments, proceedings, suits, actions, costs, judgments, penalties, interest, liabilities, losses, damages, debts, expenses and disbursements (including expert consultant and legal fees and disbursements on a substantial indemnity, or solicitor and client, basis)/(collectively, the "Claims") that the Indemniﬁed Parties, or any of them, may suffer or incur or that may be asserted against them, or any of them, in consequence of, arising from or in any way relating to this Transfer Agent Agreement (as the same may be amended, modiﬁed or supplemented from time to time) of KoreTransfer's duties hereunder or any other services that KoreTransfer may provide to the Issuer in connection with or in any way relating to this Transfer Agent Agreement or KoreTransfer's duties hereunder except that no individual Indemniﬁed Party shall be entitled to indemniﬁcation in the event such Indemniﬁed Party is found to have acted in bad faith, engaged in willful misconduct or been grossly negligent. For greater certainty, the Issuer agrees to indemnify and save harmless the Indemniﬁed Parties against and from any present and future taxes (other than income taxes), duties, assessments or other charges imposed or levied on behalf of any governmental authority having the power to tax in connection with KoreTransfer's duties hereunder. In addition, the Issuer agrees to reimburse, indemnify and save harmless the Indemniﬁed Parties for, against and from all legal fees and disbursements (on a substantial indemnity, or solicitor and client, basis) incurred by an Indemniﬁed Party if the Issuer commences an action, or cross claims or counterclaims, against the Indemniﬁed Party and the Indemniﬁed Party is successful in defending such claim.
b)	The Issuer agrees that its liability hereunder shall be absolute and unconditional regardless of the correctness of any representations of any third Parties and regardless of any liability of third Parties to the Indemniﬁed Parties and shall accrue and become enforceable without prior demand or any other precedent action or proceeding and shall survive the resignation or removal of KoreTransfer or the termination of this Transfer Agent Agreement.
c)	KoreTransfer shall be under no obligation to prosecute or defend any action or suit in respect of its agency relationship under this Transfer Agent Agreement but will do so at the request of the Issuer provided that the Issuer furnishes an indemnity satisfactory to KoreTransfer against any liability, cost or expense which might be incurred.
d)	In addition to the remedies provided herein, KoreTransfer shall be entitled to any other rights and recourses it may have against the Issuer.

9.	Limitation on Liability
a)	KoreTransfer shall not be liable for any error in judgment, for any act done or step taken or omitted by it in good faith, for any mistake, of fact or law, or for anything which it may do or refrain from doing in connection herewith except arising out of its bad faith, gross negligence or willful misconduct. In particular, but without limiting the generality of the foregoing, KoreTransfer shall, with respect to meetings of shareholders, not be liable for having relied upon or deferred to the instructions or decisions of the Issuer, its legal counsel, or the chairman of the meeting.
b)	In the event KoreTransfer is in breach of this Transfer Agent Agreement or its duties hereunder or any Transfer Agent Agreement or duties relating to any other services that KoreTransfer may provide to the Issuer in connection with or in any way relating to this Transfer Agent Agreement or KoreTransfer’s duties hereunder, KoreTransfer shall be liable for claims or damages only to an aggregate maximum amount equal to the amount of fees paid by the Issuer to KoreTransfer hereunder in the twelve months preceding the last of the events giving rise to such claims or damages, except to the extent that KoreTransfer has acted in bad faith, with gross negligence, or has engaged in willful misconduct. In no event shall KoreTransfer be liable for indirect or consequential damages.

10.	Amendment, Assignment and Termination
a)	Except as speciﬁcally provided herein, this Transfer Agent Agreement may only be amended or assigned by a written agreement of the Parties.
b)	Any entity resulting from the merger, amalgamation or continuation of KoreTransfer or succeeding to all or substantially all of its transfer agency business (by sale of such business or otherwise), shall thereupon automatically become the dividend disbursing agent, transfer agent and registrar hereunder without further act or formality.
c)	This Transfer Agent Agreement may be terminated by either Party on 180 days’ notice in writing being given to the other at the address set out above or at such other address of which notice has been given.
d)	This Transfer Agent Agreement may be terminated by KoreTransfer on 60 days notice in writing to the Issuer in the event the Issuer refuses or fails to pay an invoice for fees and expenses, or other demand for payment issued or made pursuant to this Transfer Agent Agreement by KoreTransfer, within 30 days of the original invoice or demand.
e)	The provisions of Section 8 shall survive termination of this Transfer Agent Agreement.
f)	Upon termination of this Transfer Agent Agreement, and upon written instruction from the authorized individuals of the Issuer, KoreTransfer will send a copy of the Issuer's records to a new transfer agent designated by the issuer, or in absence of a new transfer agent, to the Issuer directly.
g)	Upon termination, the Issuer will be billed a termination fee of $550 plus the monthly charges to the end of the 180 day notice period for the administration of moving the Issuer records to the new transfer agent.
h)	The termination process starts upon completion of the Offboarding form. A link to this form will be provided upon request.
11.	Pricing and Fees

Pricing, fees, payments, and taxes are all addressed on “Schedule A” of the Agreement.

12.	Advertising and Marketing

Both Parties to this Transfer Agent Agreement agree to allow the other Party to:

a)	Use the logo and name of the other Party on their website, marketing material, social media, and brochures;
b)	Make use of the logo and name in press releases highlighting the relationship, as long as the content of such press release is approved by the other Party;
c)	All mentions of the other Party must make use of publicly available information, except where the other Party has approved the content.

13.	General
a)	This Transfer Agent Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable therein and the Parties hereby attorn to the jurisdiction of the courts of the State of Nevada.
b)	This Transfer Agent Agreement shall ensure to the beneﬁt of and be binding upon the Parties hereto and their successors and assigns.
c)	This Transfer Agent Agreement may be executed in counterparts and may be delivered by facsimile machine or e-mail.
d)	The paragraph headings in this Transfer Agent Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision herein.
e)	If any term or provision in this Transfer Agent Agreement is considered legally invalid or unenforceable, such determination shall not affect the validity or enforceability of the remainder of the Transfer Agent Agreement.
f)	No waiver by either Party of any default of breach shall be deemed as a waiver of prior or subsequent defaults or breaches.

“Schedule C” CONFIDENTIALITY AGREEMENT

IN CONTEMPLATION OF business discussions and transactions ("Proposed Transactions") between Kore US Inc. (and all afﬁliated businesses), incorporated in the State of Nevada, USA, and any afﬁliated companies (the "Kore"), and Tokenova Worldwide, Inc., located at 6555 Sanger Road, Suite 100, Orlando, FL, 33467, USA (together with the Kore, the "Parties," and each, a "Party"), and the possible dissemination by each of the Parties to the other of certain information concerning such Party which is either non-public, conﬁdential or proprietary in nature (the "Conﬁdential Information"), for the purpose of provision of Services by Kore, and in consideration of the Parties furnishing the Conﬁdential Information to each other, and the other mutual promises contained herein, the Parties hereby agree as follows:

1.                   The term "Conﬁdential Information" shall not include any information which a Party hereto can prove:

(a)                 has become generally available to the public through no fault or action of such Party or any afﬁliates, agents, advisors, managers, directors, ofﬁcers or employees of such Party (each, and "Afﬁliate"); or

(b)                is in the possession of such Party or any Afﬁliate thereof prior to the date hereof, provided that such information is not known by such Party to be subject to another conﬁdentiality agreement with or other obligation of secrecy to the other Party, and further provided that such information was obtained independently and without the assistance of the other Party;

(c)                 is or becomes available to such Party or any Afﬁliate thereof on a non-conﬁdential basis from any third Party, the disclosure of which to such Party or any Afﬁliate thereof does not violate any contractual, legal or ﬁduciary obligation such third Party has to the other Party; or

(d)                 is independently created by such Party or any Afﬁliate thereof without reference to or any other use of the other Party's Conﬁdential Information

2.                   Except as provided in paragraph 1 above, the "Conﬁdential Information" shall include, without limitation, all product information on Kore, KorePlatforms, KoreChain, KoreContract, KoreProtocol, KoreCoin, KoreAPI, KoreOracle, KoreTransfer, KoreID, KoreID Veriﬁed, KoreData product features, Escrow, KYP, KYC and Suitability online, ﬁnancial information, business plans, summaries, proposals, trade secrets, notes, memoranda, drawings, speciﬁcations, programs, electronic mail, marketing plans, ideas, data or other materials of any nature, whether written or oral and whether prepared by a Party, any Afﬁliate thereof or otherwise, relating to any matter within the scope of the business of each of the Parties, or concerning any of such Party's dealings or affairs, regardless of whether such information was disseminated to the other Party prior to or following the signing of this conﬁdentiality agreement.

3.                   The receiving Party expressly covenants and agrees that during the term of this conﬁdentiality agreement with the Kore, and for a period of thirty-six months immediately following the termination of this conﬁdentiality agreement for any reason, at any time, for himself or herself, or on behalf of any other person, company, partnership or entity the receiving Party will not offer for sale, or solicit the sale of products or services similar to those sold by the Kore in or within the territory in which the Kore is operating or has clients or partners or advisors or shareholders (hereinafter called the "restricted area").

4.                   The receiving Party will not during the term of the conﬁdentiality agreement hereunder, and for a 3 year period following the termination of this conﬁdentiality agreement, either for himself or herself or on behalf of any other person, company, partnership or entity solicit, divert, take away, or attempt to solicit, divert or take away any of the Kore’s customers or the business or patronage of any such customer within the restricted area. Further, the receiving Party will not, for a period of 3 years, either for himself or herself, or on behalf of any other person, company, partnership or entity whatsoever, (i) solicit, recruit or hire, or attempt to solicit, recruit or hire any employee of the Kore, (ii) decompile or reverse engineer the Kore’s platform or otherwise attempt to obtain the source code for the platform or attempt to recreate the Kore’s platform in order to start a similar business.

5.                   The receiving Party hereby covenants and agrees with the Kore that they shall not, without the prior written consent of the Kore, either individually or in partnership, jointly or in conjunction with any other person or persons, ﬁrm, association, syndicate, company or corporation as agent, shareholder, independent contractor or in any manner whatsoever, except upon the request and on behalf of the Kore, during the term of this conﬁdentiality agreement or at any time following the date that they cease to be, regardless of who initiated the termination, for a period of three (3) years following such termination hereunder, either directly or indirectly:

(a)                at any time solicit or accept any business from, or the patronage of, or render any service to, sell to or contract or attempt to contract with any person who was a client, partners, advisor, shareholder of the Kore or any prospective client of the Kore;

(b)                offer engagement to or endeavour to entice away from the Kore any person employed by the Kore at the date of termination of their engagement, or interfere in any way with the engagement relationship between such Independent Contractor and the Kore.

For the purposes hereof, “person” includes any individual, partnership, corporation, or any combination thereof.

6.                   The Conﬁdential Information will be kept conﬁdential by each Party and any Afﬁliate thereof and, without the prior written consent of the other Party, each Party and any Afﬁliate thereof shall not (i) distribute or disclose any of the Conﬁdential Information in any manner, (ii) permit any third Party access to the Conﬁdential Information, or (iii) use the Conﬁdential Information for any purpose other than as agreed in writing by the other Party. As permitted by the other Party, however, either Party may disclose the Conﬁdential Information to their attorneys, accountants, agents, managers, directors and ofﬁcers who need to know the Conﬁdential Information for the purpose of evaluating the Proposed Transactions and who are informed of the terms of this conﬁdentiality agreement and agree to be bound by the terms of this conﬁdentiality agreement. The disclosing Party shall be responsible for any breach of this conﬁdentiality agreement by any of such persons.

7.                   In the event that a Party or any Afﬁliate thereof receives a request to disclose all or any part of the Conﬁdential Information under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, such Party agrees to immediately notify the other Party in writing (unless prohibited by applicable law) of the existence, terms and circumstances surrounding such a request so that the other Party may seek an appropriate protective order and/or waive compliance by the Party or any Afﬁliate thereof with the appropriate provisions of this conﬁdentiality agreement. If such Party or any Afﬁliate thereof is compelled to disclose any of the Conﬁdential Information, it will disclose only that portion thereof which it is compelled to disclose and shall use its best efforts to obtain an order or other reliable assurance that conﬁdential treatment will be accorded to the Conﬁdential Information so disclosed.

8.                   Except as required by applicable law, regulation or stock exchange rule, without the prior written consent of the other Party, neither Party will disclose to any third Party the fact that the Conﬁdential Information exists or has been made available to such Party, that discussions are taking place between the Parties or the status of such discussions, or any of the terms or conditions discussed in connection with the Proposed Transactions.

9.                   Neither Party shall be deemed to make any representation or warranty as to the accuracy or completeness of the Conﬁdential Information.

10.                Each Party and any Afﬁliate thereof, when requested by the other Party, shall promptly and at the requesting Party's option, either return or destroy all written Conﬁdential Information, including all copies thereof, as is then in such Party or Afﬁliate's possession.

11.                It is understood that this conﬁdentiality agreement does not obligate the Parties or any of their Afﬁliates to enter into any Proposed Transactions or continue any further agreement or business relationship.

12.                It is understood and agreed that neither Party shall hereby receive any license or ownership rights in any Conﬁdential Information supplied to such Party by the other Party.

13.                This conﬁdentiality agreement shall be effective as of the date of execution by the Parties and shall continue in effect for a period of three (3) years after the termination of this conﬁdentiality agreement.

14.                It is understood and agreed that during the term of this conﬁdentiality agreement neither Party will solicit for employment any ofﬁcer or employee, contractor, consultant or agent of the other Party with whom it had direct contact with.

15.                The Parties hereto acknowledge that, in view of the uniqueness of the business of both Parties, a Party may not have adequate remedies at law for monetary damages in the event that this agreement has not been performed in accordance with its terms by the other Party, and therefore each of the Parties agrees that the other shall be entitled to speciﬁc performance of the terms hereof and such equitable and injunctive relief as may be available to restrain the other from the violation of the provisions of this conﬁdentiality agreement, in addition to any other remedy to which the non-breaching Party may be entitled, at law or in equity, for such breach or threatened breach.

16.                It is further agreed that no failure or delay by either Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

17.                This conﬁdentiality agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conﬂict of laws principles thereof.

18.                This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and no modiﬁcation of this conﬁdentiality agreement or waiver of the terms and conditions hereof will be binding upon either Party, unless approved in writing by each Party.

Appendix 1 Checklist to Upload

We require that you upload the following information and invite the key members of the Issuer’s management team, corporate secretary, board directors, and legal counsel to the Kore All-in-One business platform. This is a mandatory requirement.

Kore’s All-in-One platform will be your central point for viewing your information on securities holders and your corporate records, thus reducing your ongoing manual cost associated with transfer services.

A.	Board Resolution Appointing Transfer Agent and Registrar;
B.	Corporate Information Section on the Kore All-in-One Platform;
C.	Issuer Ofﬁcers and Directors (on Google Form and in Kore All-in-One Platform);

D.                  Director KYC Form (including proof of ID), through their Personal Proﬁle online in Kore All-in-One Platform

E.	Non-Director Communication Authority Letter from CEO (email acceptable);
F.	Articles of Incorporation;
G.	Issuer Bylaws;

H.                  List of securities holders provided in Excel CSV ﬁle format (we require names, complete mailing address date of issue, number of securities issued, securities class, series rounds if there are any restrictions attached to those securities, etc.) with all the information listed on the CSV template ﬁle provided to Issuer;

I.                     Digital copies of all documents related to a sale or transfer of securities (including board resolutions authorizing it, subscription agreements, etc.)

If Issuer is transferring its business from another “Transfer Agent” we will require that the following information be uploaded in Kore All-in-One Platform:

1.	Certiﬁed list of shareholders by previous transfer agent
2.	Certiﬁcate history report by account
3.	List of stop transfers - including backup documents
4.	Transfer journals
5.	Pending lost/estate transfer ﬁles
6.	Issuer history summary and exchange rates, if any
7.	Certiﬁcation of the number of shares issued and outstanding - and your indemnity if there are any outstanding discrepancies

8.                   Policy #41 Mailing List (beneﬁcial shareholders for shares held by DTCC, CDS or other settlement agency)

9.                   Electronic copies provided in “Excel Spreadsheet File Format” of all other relevant reports/old records and paper transaction ﬁles

10.	List of Capital changes for the 12 months preceding

Please note that after reviewing the documentation, upon notice to the Issuer, KoreTransfer may request an Opinion of the Issuer's Legal Counsel addressed to KoreTransfer stating that:

a)	the Issuer has been duly incorporated;

b)                  that all necessary and proper steps have been taken to make the issue of shares valid; and

c)	that it has, at the date of opinion, a stated capital position with respect to:
(i)	authorized shares
(ii)	issued and outstanding shares

(iii)               the shares are fully paid and non-assessable, and the form of the ecertiﬁcates to be recorded by KoreTransfer as transfer agent and registrar has been approved as required by Law and is currently in effect.

Please complete the attached sample board resolution, or similar, as it relates to Issuer and return it with the list of Directors and Ofﬁcers (see “Appendix 2”).

Appendix 2 Sample Board Resolution

Below is a sample Board Resolution Appointing KoreTransfer Transfer Agency as “Transfer Agent and Registrar”. Please cut and paste to a new document, complete the highlighted sections once your board has had the board meeting, and return the signed resolution to us.

BE IT RESOLVED THAT:

1.	KORETRANSFER USA LLC transfer agency hereinafter referred to as KoreTransfer, with ofﬁces located in New York, NY be and it is hereby appointed Transfer Agent and Registrar for the shares (common or preferred) in the stock of the Tokenova Worldwide, Inc., located at 6555 Sanger Road, Suite 100, Orlando, FL, 33467, USA (the “Company”);

2.         The Transfer Agency and Registrarship Agreement (the "Agreement") made as of      (date) between KoreTransfer and Company under which KoreTransfer will provide Issuer with the transfer agent and registrar services be hereby approved;

3.	The Directors and/or proper Ofﬁcers of Issuer be and they are hereby authorized to execute the Agreement and are authorized to do all acts and things and to execute and deliver all documents or instruments in writing as may be considered necessary or desirable to carry out the terms of these resolutions;
4.	The Issuer hereby agrees to use ecertiﬁcates instead of paper certiﬁcates for securities and will make all adjustments necessary to the Issuer Bylaws to reﬂect this change; and,
5.	The Directors and/or proper Ofﬁcers of Issuer hereby certify the following shares have been authorized and issued as of the date of this resolution:

Class	Authorized	Issued
Class	Authorized	Issued
Class	Authorized	Issued

CERTIFIED to be a true copy of a Resolution passed by the Board of Directors of Issuer and which Resolution is in full force and effect as of the date hereof.

Signed and dated by Corporate Secretary

Appendix 3

Kore All-in-One Platform Features and Deﬁnitions

All-in-One Platform

The Services are delivered through the Kore all-in-one platform as part of your monthly subscription, which includes the following features to help Issuer.

AML

AML = Anti Money Laundering, a regulatory requirement by registered intermediaries and KoreTransfer to perform on investors.

Boardroom/Minutebook

Effective BoardRoom management with a secure and centralized minute book, meeting scheduler, document storage, and ability to organize committees.

Cap Table

A simple, accurate and comprehensive platform solution centralized in one location. Users can manage all the shares and the Kore platform is completely aligned with regulatory, investor data, and performance power for reporting and disclosure of data. Its design matches all the criteria to support Information, securities management, and simplify compliance.

Compliance Desk

This is an integral part of the all-in-one solution and facilitates efﬁcient compliance with regulatory requirements built-in. This is provided to Issuers Broker-Dealer to perform the compliance requirements for the offering.

DealRoom

Manage the processes of fundraising, merger and acquisition, bank loans, and IPO activity located alongside due diligence and compliance processes in a secure and integrated platform. While raising capital, issuers can count on a structure integrated to centralize all the documents, as long as the entire process: setting up the offering, selecting your partners, due diligence, and monitoring your live offering.

Digital Securities Protocol

Shall mean digitized representation of securities of the issuer, which can be security token, stable coin, or non-fungible token (NFT).

Issuance Platform

Manage RegCF, RegA+, RegS and RegD fund raises from beginning to end. With compliance simpliﬁed, issuers can more efﬁciently meet obligations during their raise and have full lifecycle shareholder management capability.

KoreID Mobile App

The KoreID Mobile App is provided to all stakeholders of Issuer. The KoreID App has limited functionality and is provided as is. The KoreID App re-invest feature is only available for live RegCF, RegA+, RegD, and RegS offerings.

KoreID Veriﬁed

KoreID Veriﬁed is a certiﬁcation mark for Issuers who are raising capital to place on their website to display alongside their other certiﬁcations to give investors conﬁdence that the Issuer’s site is trustworthy.

KYC

KYC = Know Your Client, a regulatory requirement by broker-dealers and KoreTransfer to perform on investors and potential clients.

KYP

KYP= Know Your Product, a regulatory requirement by broker-dealers to perform on issuers such as bad actor reports.

Private Label

This feature provides our platform and email notiﬁcations with your logo, brand, look and feel. Your stakeholders can login directly at Issuer’s website.

Portfolio

This feature allows shareholders to manage their investment in the Issuer, receive any communications, transfer and do secondary market trading when available.

SEC-Transfer Agent

SEC registered Transfer Agent services is the register, recording transactions, cancelling and issuing e-certiﬁcates, with added capability to manage options, warrants and even distribution payments to shareholders.

Shareholder Communications

With all information stored in one place, Kore platform eliminates the need for multiple, out of sync programs like Excel, CRM, or email programs. It is a new standard for shareholder management through transparency, compliance, and shareholder conﬁdence.